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                                                                   Exhibit 10.18

                               SEVERANCE AGREEMENT
                               -------------------

     THIS AGREEMENT is made this 1st day of April 2000 by and between LYDALL, INC. (the "Company") and Richard H. Kopp (the "Employee").

     WHEREAS, the Employee has been offered employment as Chief Information Officer of the Company, reporting to the Company's Chief Executive Officer, until or unless terminated; and

     WHEREAS, the Employee desires to accept the offer of employment upon receipt of certain promises of severance in the event of a change of control of the Company;

     NOW THEREFORE, the Company and Employee, in consideration of the mutual promises set forth below, agree as follows:

1. If the Employee is terminated by the Company other than for "Cause" (as defined in Section 2) and such termination of employment occurs within 12 months following a "Change of Control" of the Company (as defined in Section 2), the Employee shall be entitled to the following:

          a. The Company shall pay to the Employee his base salary earned through the date of such termination of employment; and any other compensation and benefits to the extent actually earned by the Employee under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefits to be paid at the normal time for payment of such base salary, compensation and benefits.

          b. The Company shall reimburse the Employee for any business expenses incurred prior to termination, in accordance with the Company's business expense reimbursement policy.

          c. The Company shall pay to the Employee as a severance benefit an amount equal to two (2) times the sum of (i) his annual rate of base salary immediately preceding his termination of employment, and (ii) the average of his three highest annual bonuses paid under the Company's annual incentive bonus plan for any of the five calendar years preceding his termination of employment (or, if the Employee was not eligible for a bonus for at least three calendar years

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     in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Employee was eligible). Such severance benefit shall be paid in a lump sum within 30 days after the date of such termination of employment.

          d. The Company shall pay to the Employee as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the Employee's maximum bonus opportunity under the Company's annual incentive bonus plan for the calendar year of termination of the Employee's employment or, if none, such portion of the bonus awarded to the Employee under the Company's annual incentive bonus plan for the calendar year immediately preceding the calendar year of the termination of his employment. Such portion shall be determined by dividing the number of days of the Employee's employment during such calendar year up to his termination of employment by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Employee shall have no right to any further bonuses under said plan.

          e. During the period of 24 months beginning on the date of the Employee's termination of employment, the Employee (and, if applicable, the Employee's spouse and dependent children) shall remain covered by the medical, dental, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered the Employee immediately prior to his termination of employment as if the Employee had remained in employment for such period; provided, however, that the coverage under any such plan is conditioned on the timely payment by the Employee (or his spouse or dependent children) of the portion of the premium for such coverage that actively employed Employees with the Company generally are required to pay for such coverage. In the event that the Employee's participation in any such plan is barred, the Company shall arrange to provide the Employee (and, if applicable, his spouse and dependent children) with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available).

          f. The Company shall supplement the benefits payable in respect of the Employee under the Company's Pension Plan (and

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     any successor plans thereto) (collectively, the "Pension Plans") by paying the difference between (i) the benefits that the Employee would have been entitled to receive under the Pension Plans if he had been credited with two additional years of service (but no additional years of age) for purposes of the benefit accrual formula under the Pension Plans as of the date of termination of the Employee's employment and (ii) the benefits that the Employee is entitled to receive under the Pension Plans determined without regard to this subsection (f). Such benefits shall be payable in the same form and at the same time as the benefits under the respective Pension Plans.

          g. Each stock option granted by the Company to the Employee and outstanding immediately prior to termination of his employment shall be fully vested and immediately exercisable and may be exercised by the Employee (or, following his death, by the person or entity to which such option passes) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination of the option that would otherwise occur by reason of termination of his employment).

          h. The Company will pay the Employee a car allowance of $500 per month for 24 months following termination of the Employee's employment to replace the Company-leased automobile. The leased automobile must be returned to the Company by the Employee on the date of termination of the Employee's employment.

          i. The Company will provide the Employee with out-placement services selected by the Employee, at the Company's expense not to exceed $10,000.

          j. The Company shall promptly pay all reasonable attorneys' fees and related expenses incurred by the Employee in seeking to obtain or enforce any right or benefit under this Agreement or to defend against any claim or assertion in connection with this Agreement, but only to the extent the Employee substantially prevails.

2.   Definitions
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          a. Change of Control. For the purposes of this Agreement, a "Change of
     Control" shall be deemed to have occurred if (a) any person or persons acting together which

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     would constitute a "group" for purposes of Section 13(d) of the Securities
     Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a "Current Director" shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) the shareholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) an agreement providing for the merger or consolidation of the Company other than a merger or consolidation in which (x) the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the continuing or surviving corporation; or (d) the shareholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

          b. Cause. The word "cause", as used in this Agreement, shall mean (i) conviction of a crime involving moral turpitude, or (ii) material and unexcused breach by Executive of his obligations under this Agreement, which results in material harm to the Company and which is not cured within the period set forth below; provided, however, that a termination shall not be for "cause" hereunder unless, such conviction or breach is detailed in a written notice of intent to terminate by the Board, providing for sixty
     (60) days from receipt by Executive to cure the breach prior to termination of Executive; except that such notice would not be required if, in the Chairman, President and Chief Executive Officer's discretion, the Company would be immediately harmed.

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3.   Golden Parachute Excise Tax.
     ---------------------------

          a. In the event that any payment or benefit received or to be received by the Employee pursuant to this Agreement or any other plan, program or arrangement of the Company or any of its affiliates would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Employee under this Agreement constitutes an "excess parachute payment" within the meaning of Section 280G of the Code; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Employee resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plan, program or arrangement of the Company or any of its affiliates), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an "excess parachute payment," then an additional payment shall be promptly made to the Employee in an amount equal to the additional amount that can be paid without causing any payment to constitute an excess parachute payment.

          b. All determinations required to be made under this Section 3 shall be made by a nationally recognized independent accounting firm mutually agreeable to the Company and the Employee (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and the Employee as requested by the Company or the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Employee as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 3 shall be final and binding upon the Company and the Employee.

          c. To the extent any payment or benefit is to be reduced pursuant to this Section 3, the severance payment

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     described in Section 1(c) will first be reduced, then the bonus described in Section 1(d), and then the supplemental pension benefits described in
     Section 1(f), in each case only to the extent necessary.

4.   Entitlement to Other Benefits.
     -----------------------------

     Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Employee or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

5.   General Provisions.
     ------------------

5.1  No Duty to Seek Employment. The Employee shall not be under any duty or
     --------------------------
     obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Employee hereunder shall be reduced or suspended if the Employee accepts subsequent employment, except as expressly set forth herein.

5.2  Deductions and Withholding. All amounts payable or which become payable
     --------------------------
     under any provision of this Agreement shall be subject to any deductions authorized by the Employee and any deductions and withholdings required by law.

5.3  Notices. All notices, demands, requests, consents, approvals or other
     -------
     communications (collectively "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be faxed or deposited in the United States mail, postage prepaid, addressed as follows:


     To the Company:   Lydall, Inc.
                       P.O. Box 151
                       One Colonial Road
                       Manchester, CT 06045-0151
                       Attn: Chief Executive Officer

     To the Employee:  Richard H. Kopp
                       759 Avery Street
                       South Windsor, CT 06074

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     or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given on the fifth business day following the date so mailed or on the date of actual receipt, whichever is earlier.

5.4  No Disparagement. The Employee shall not during the period of his
     ----------------
     employment with the Company, nor during the two-year period beginning on the date of termination of his employment for any reason, disparage the Company or any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. The Employee agrees that the terms of this Section 5.4 shall survive the term of this Agreement and the termination of the Employee's employment.

5.5  Proprietary Information and Inventions. The Lydall Employee Agreement
     --------------------------------------
     previously executed by the Employee and attached hereto as Exhibit A is incorporated by reference in this Agreement, and the Employee agrees to continue to be bound thereby.

5.6  Covenant to Notify Management. The Employee agrees to abide by the ethics
     -----------------------------
     policies of the Company as well as the Company's other rules, regulations, policies and procedures. The Employee agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Employee is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Employee agrees to bring all such actual and suspected violations to the attention of the Board of Directors of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Employee understands that the Employee is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Employee has first notified the Board of Directors of the Company of the facts and permits it to investigate and correct the concerns.

5.7  Amendments and Waivers. No provision of this Agreement may be modified,
     ----------------------
     waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this

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     Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.8  Beneficial Interests. This Agreement shall inure to the benefit of and be
     --------------------
     enforceable by a) the Company's successors and assigns and b) the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

5.9  Successors. The Company will require any successors (whether direct or
     ----------
     indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

5.10 Assignment. This Agreement and the rights, duties, and obligations
     ----------
     hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 5.10, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries.

5.11 Choice of Law.  This Agreement shall be governed by and construed in
     -------------
     accordance with the laws of the State of Connecticut.

5.12 Statute of Limitations. The Employee and the Company hereby agree that
     ----------------------
     there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Employee's employment by the Company. If such a claim is filed more than one year subsequent to the Employee's last day

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     of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

5.13 Right to Injunctive and Equitable Relief. The Employee's obligations under
     ----------------------------------------
     Sections 5.4 and 5.5 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Employee breaches such obligations. Therefore, the Employee expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Employee and the rights and remedies of the Company under this Agreement are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law.

5.14 Severability or Partial Invalidity. The invalidity or unenforceability of
     ----------------------------------
     any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.15 Entire Agreement. This Agreement, along with the Lydall Employee Agreement
     ----------------
     (Exhibit A) by and between the Employee and the Company, constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. The Parties further intend that this Agreement, along with the Lydall Employee Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.

5.16 Counterparts. This Agreement may be executed in any number of counterparts,
     ------------
     each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.




                           LYDALL,INC.


                           By:
                              --------------------------------- ----------------
                                 Christopher R. Skomorowski     Date
                                 President and Chief
                                 Executive Officer


                              --------------------------------- ----------------
                                 Richard H. Kopp                Date
                                 759 Avery Street
                                 South Windsor, CT  06074

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